Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-188496) of Ares Commercial Real Estate Corporation;

(2)	Registration Statement (Form S-8 No. 333-181077) pertaining to the Ares Commercial Real Estate Corporation 2012 Equity Incentive Plan; and

(3)	Registration Statement (Form S-3 No. 333-211847) of Ares Commercial Real Estate Corporation

of Ares Commercial Real Estate Corporation of our report dated March 1, 2016, except for the changes described under “Discontinued Operations Held for Sale” of Note 17, as to which the date is October 6, 2016, with respect to the consolidated financial statements of Ares Commercial Real Estate Corporation, included in this Current Report on Form 8-K.
 /s/ Ernst & Young LLP

October 6, 2016
Los Angeles, California